EXHIBIT 99.2

Certification of Executive Vice President and Chief Financial Officer Pursuant to the Emergency Economic Stability Act of 2008

I, John G. Copeland, Executive Vice President and Chief Financial Officer of First M&F Corporation, certify, based on my knowledge, that:

(i) The compensation committee of First M&F Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to First M&F Corporation;

(ii) The compensation committee of First M&F Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First M&F Corporation and has identified any features of the employee compensation plans that pose risks to First M&F Corporation and has limited those features to ensure that First M&F Corporation is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of First M&F Corporation to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of First M&F Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of First M&F Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First M&F Corporation;
(B) Employee compensation plans that unnecessarily expose First M&F Corporation to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of First M&F Corporation to enhance the compensation of an employee;

(vi) First M&F Corporation has required that bonus payments, to SEOs or any of the next twenty most highly compensation employees, as defined in the regulations and guidance established under section III of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) First M&F Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section III of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period with the exception that an executive, as identified in the response to the "Executive Compensation Off-site Compliance Review, item 7" and a letter to CDCI.compliance@Treasury.gov, was found to have received upon involuntary termination, payments under a company-wide reduction-in-force in exchange for non-compete agreements which may be construed as golden parachute payments;

(viii) First M&F Corporation has limited bonus payments to its applicable employees in accordance with section III of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) First M&F Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section III of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) First M&F Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) First M&F Corporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section III of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) First M&F Corporation will disclose whether First M&F Corporation, the board of directors of First M&F Corporation, or the compensation committee of First M&F Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) First M&F Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section III of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) First M&F Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First M&F Corporation and Treasury, including any amendments;

(xv) First M&F Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

Date: March 14, 2012

     /s/ John G. Copeland
John G. Copeland
Executive Vice President and
Chief Financial Officer
Principal Financial Officer